                                                                     EXHIBIT 3.2


                           NEWCASTLE INVESTMENT CORP.

              8.05% Series C Cumulative Redeemable Preferred Stock
                     Liquidation Preference $25.00 Per Share

                                 TERMS AGREEMENT


                                                         Dated: October 20, 2005


To:  Newcastle Investment Corp.
     1251 Avenue of the Americas
     New York,  New York 10020

Attention: Wesley R. Edens

Ladies and Gentlemen:

         We understand that Newcastle Investment Corp., a corporation organized and existing under the laws of Maryland (the "Company"), proposes to issue and sell 1,600,000 shares of its 8.05% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, set forth below (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the "Underwriters") offer to purchase, severally and not jointly, the respective numbers of Initial Underwritten Securities and Option Securities, if any (as such terms are defined in the Underwriting Agreement referred to below), set forth below opposite their respective names, at the purchase price set forth below.

                                                                                      NUMBER
                                                                                   OF SHARES OF
                                                                               INITIAL UNDERWRITTEN
                UNDERWRITERS                                                        SECURITIES
                ------------                                                   --------------------
                Bear, Stearns & Co. Inc.                                              1,280,000
                Stifel, Nicolaus & Company, Incorporated                                320,000
                                                                               --------------------
                Total....................................................             1,600,000
                                                                               ====================


The Underwritten Securities shall have the following terms:

Title of Securities:  8.05% Series C Cumulative Redeemable Preferred Stock

Number of Shares:  1,600,000

Dividend Rate: 8.05% per annum; however, during any period of time that both (i) the Series C Preferred Stock is not listed on the New York Stock Exchange (NYSE) or the American Stock Exchange (AMEX), or quoted on the NASDAQ Stock Market
(NASDAQ), and (ii) the Company is not subject to the reporting requirements of the 1934 Act, but shares of Series C Preferred Stock are outstanding, the Company will increase the cumulative cash distributions payable on the Series C
Preferred Stock to a rate of 9.05% per annum.

Payable: Quarterly in arrears on January 31, April 30, July 31 and October 31 of each year or, if not a business day, the next succeeding business day, commencing January 31, 2006

Stated Value:  $40,000,000

Liquidation Preference:  $25.00 per share

Ranking: The Series C Preferred Stock will rank (i) senior to all classes or series of the Company's common stock and all equity securities the terms of which specifically provide that such equity securities rank junior to the Series C Preferred Stock, (ii) pari passu with the Company's Series B Preferred Stock and all other equity securities issued by the Company other than those referred to in clauses (i) and
           (iii), and (iii) junior to all equity securities issued by the Company the terms of which provide that such equity securities rank senior to such Series C Preferred Stock.

Public offering price per share: $25.00

Purchase price per share: $24.2125

Conversion provisions:  None

Redemption provisions:    The Series C Preferred Stock are not redeemable prior
                          to October 25, 2010, except as set forth under
                          "Special redemption provisions" below and in limited
                          circumstances to preserve the Company's REIT status.
                          On or after October 25, 2010, the Series C Preferred
                          Stock will be redeemable, in whole or in part, for
                          cash at the option of the Company at $25.00 per share,
                          plus accumulated and unpaid distributions, if any, to
                          the redemption date.

Special redemption provisions:  If at any time both (i) the Series C Preferred
                                Stock ceases to be listed on the NYSE or the AMEX, or quoted on the NASDAQ, and (ii) the Company ceases to be subject to the reporting requirements of the 1934 Act, but shares of Series C Preferred Stock are outstanding, the
                                Company will have the option to redeem the Series C Preferred Stock, in whole but not in part, within 90 days of the date upon which the Series C Preferred Stock ceases to be listed and the Company ceases to be subject to such reporting requirements, for cash at $25.00 per share, plus accumulated and unpaid distributions, if any, to the redemption date.

Sinking fund requirements:  None
Number of Option Securities, if any, that may be purchased by the Underwriters:  160,000

Purchase price of Option Securities:  $24.2125

Delayed Delivery Contracts:  not authorized

Book-running manager:  Bear, Stearns & Co. Inc.
Additional co-managers, if any:  Stifel, Nicolaus & Company, Incorporated

Terms of Lock-up:  None.

Information Rights:   During any period in which the Company is not
                      subject to the reporting requirements of the 1934 Act but
                      shares of Series C Preferred Stock are outstanding, the
                      Company will mail to all holders of Series C Preferred
                      Stock copies of the annual reports and quarterly reports
                      that the Company would have been required to file with the
                      Commission if the Company were so subject (other than any
                      exhibits that would have been required). The Company will
                      mail within 15 days after the respective dates by which
                      the Company would have been required to file the reports
                      with the Commission if the Company was subject to the
                      reporting requirements of the 1934 Act. In addition,
                      during the same period, the Company will, promptly upon
                      request, supply copies of such reports to any prospective
                      holder of Series C Preferred Stock.

Closing date and location:   October 25, 2005, at the offices
                             of Sidley Austin Brown & Wood LLP, 787 Seventh
                             Avenue, New York, New York 10019.




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



All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.



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



         Please accept this offer no later than 7:00 P.M. (New York City time) on October 20, 2005 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                    Very truly yours,

                                    Bear, Stearns & Co. Inc.



                                    By:
                                       ---------------------------
                                       Name:
                                       Title:


Accepted:

NEWCASTLE INVESTMENT CORP.


By:
   -----------------------
   Name:
   Title:


FORTRESS INVESTMENT GROUP LLC



By:
    ----------------------
    Name:
    Title:




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